Exhibit 13.14

AMENDMENT NO. 3

TO AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

(Thrivent Mutual Funds)

Thrivent Mutual Funds (“TMF”) and Thrivent Financial Investor Services Inc. (“TFISI”) hereby agree that, with respect to the AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT, dated as of January 1, 2018, as amended from time to time, by and between TMF and TFISI (the “Agreement”), effective August 9, 2019, the Agreement is amended to reflect that Thrivent Partner Emerging Markets Equity Fund merged into Thrivent International Allocation Fund.

A revised Schedule A is attached hereto.

THRIVENT MUTUAL FUNDS	THRIVENT FINANCIAL
INVESTOR SERVICES INC.

By:	/s/ David S. Royal	By:	/s/ Kathryn A. Stelter

David S. Royal			Kathryn A. Stelter
President and Chief Investment Officer			Vice President and Chief Operations Officer

ATTEST:	ATTEST:

By:	/s/ John D. Jackson	By:	/s/ John D. Jackson

SCHEDULE A

Thrivent	Aggressive Allocation Fund
Thrivent	Moderately Aggressive Allocation Fund
Thrivent	Moderate Allocation Fund
Thrivent	Moderately Conservative Allocation Fund
Thrivent	Small Cap Stock Fund
Thrivent	Mid Cap Stock Fund
Thrivent	International Allocation Fund
Thrivent	Large Cap Growth Fund
Thrivent	Large Cap Value Fund
Thrivent	Global Stock Fund
Thrivent	Balanced Income Plus Fund
Thrivent	High Yield Fund
Thrivent	Diversified Income Plus Fund
Thrivent	Municipal Bond Fund
Thrivent	Income Fund
Thrivent	Opportunity Income Plus Fund
Thrivent	Government Bond Fund
Thrivent	Limited Maturity Bond Fund
Thrivent	Money Market Fund
Thrivent	Low Volatility Equity Fund
Thrivent	Multidimensional Income Fund
Thrivent	High Income Municipal Bond Fund
Thrivent	Small Cap Growth Fund